UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 16, 2013

ZILLOW, INC.

(Exact name of registrant as specified in its charter)

Washington	001-35237	20-2000033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Floor 31, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)

(206) 470-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2013, Zillow, Inc., a Washington corporation (“Zillow”), NMD Interactive, Inc., d/b/a StreetEasy, a Delaware corporation (“StreetEasy”), Strawberry Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Zillow (“Merger Sub”), and Shareholder Representative Services LLC, acting as the stockholder representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of StreetEasy by Zillow.

Under the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into StreetEasy, with StreetEasy remaining as the surviving company and a wholly owned subsidiary of Zillow (the “Merger”). The total Merger consideration payable to StreetEasy equity holders will be approximately $50 million in cash, less certain transaction expenses and as adjusted at closing based on StreetEasy’s net working capital, cash and debt. All vested options to purchase shares of StreetEasy’s common stock will be cancelled and, in settlement of such cancellation, the holders of such options will receive cash payments representing a portion of the Merger consideration as described in the Merger Agreement. A portion of the Merger consideration will be attributed to the substitution of certain unvested stock options of StreetEasy outstanding as of the closing for stock options to purchase shares of Zillow’s Class A common stock at an exchange ratio implied by the per share Merger consideration as described in the Merger Agreement. At the closing, $5 million of the Merger consideration otherwise payable to StreetEasy stockholders and holders of vested stock options will be deposited in a third-party escrow account to secure certain indemnification obligations of those equity holders.

The Merger Agreement contains customary representations, warranties and covenants of the parties as well as conditions to closing, including, among other things, StreetEasy stockholder approval, including approval by holders of at least 85% of Strawberry’s capital stock, receipt of third party consents, and absence of a material adverse effect on StreetEasy. The Merger is expected to close in the third quarter of 2013.

Promptly following execution of the Merger Agreement, certain stockholders of StreetEasy, who collectively hold sufficient shares to approve the Merger under Delaware law, executed written consents approving the Merger and adopting the Merger Agreement.

The foregoing description of the Merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A copy of the press release issued by Zillow on August 19, 2013 regarding the Merger is filed as Exhibit 99.1 hereto, and is incorporated herein by reference. The information in this Item 7.01 of Current Report on Form 8-K, as well as Exhibit 99.1, shall not be treated as “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated August 16, 2013, by and among Zillow, Inc., NMD Interactive, Inc., d/b/a StreetEasy, Strawberry Acquisition, Inc. and Shareholder Representative Services LLC.**

99.1	Press release dated August 19, 2013 entitled “Zillow to Acquire StreetEasy, New York’s Leading Real Estate Website” issued by Zillow, Inc. on August 19, 2013.

*	The agreement itself has been provided solely to inform investors of its terms. The agreement contains representations and warranties by the parties to the agreement, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the agreement. Moreover, certain representations and warranties in the agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what may be viewed as material to shareholders or may have been used for the purpose of allocating risk between the parties to the agreement. Accordingly, investors are not third-party beneficiaries under the agreement and should not rely on the representations and warranties in the agreement as characterizations of the actual state of facts about the parties to the agreement at the time they were made or otherwise.
**	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Zillow agrees to furnish a supplemental copy of any omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 19, 2013	ZILLOW, INC.

	By:	/S/ SPENCER M. RASCOFF
	Name:	Spencer M. Rascoff
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated August 16, 2013, by and among Zillow, Inc., NMD Interactive, Inc., d/b/a StreetEasy, Strawberry Acquisition, Inc. and Shareholder Representative Services LLC.**

99.1	Press release dated August 19, 2013 entitled “Zillow to Acquire StreetEasy, New York’s Leading Real Estate Website” issued by Zillow, Inc. on August 19, 2013.

*	The agreement itself has been provided solely to inform investors of its terms. The agreement contains representations and warranties by the parties to the agreement, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the agreement. Moreover, certain representations and warranties in the agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what may be viewed as material to shareholders or may have been used for the purpose of allocating risk between the parties to the agreement. Accordingly, investors are not third-party beneficiaries under the agreement and should not rely on the representations and warranties in the agreement as characterizations of the actual state of facts about the parties to the agreement at the time they were made or otherwise.
**	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Zillow agrees to furnish a supplemental copy of any omitted schedules to the SEC upon request.

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